VISION SYSTEMS’ NEW CONTROLLER MAKES OPERATING SPD-SMART
ELECTRONICALLY DIMMABLE WINDOWS (EDWs) FOR AIRCRAFT
AS SIMPLE AS MOVING YOUR HAND IN FRONT OF THE WINDOW

Passengers on commercial airliners with Vision Systems’ Nuance SPD-Smart EDWs can manage the amount of daylight coming through their windows by using simple hand movements – just like how they operate their smart phone, but without requiring that they touch the window.

Hamburg, Germany – April 14, 2015. Research Frontiers licensee Vision Systems continues to demonstrate its reputation for technological innovation this week with Nuance Touchless, a new enhancement to its SPD-Smart Electronically Dimmable Window (EDW) systems. This new solution is being unveiled publicly for the first time at the 2015 Aircraft Interiors Expo being held in Hamburg, Germany from April 14-16, at Vision Systems’ booth: Stand 4C40. The new system allows passengers to use gestures, much like those used to operate a smart phone, to control the tint of their aircraft windows, but without ever having to touch the window or any other aircraft interior component.

Vision Systems’ SPD-Smart EDWs provide unprecedented passenger benefits for aircraft of all types. By enabling users to precisely control the amount of daylight and glare coming through windows, passengers can tune the tint to a comfortable level while continuing to enjoy views, rather than blocking their view with a shade. The system delivers many other practical benefits including a cooler cabin due to remarkable thermal insulation properties, and a quieter cabin due to acoustic insulation properties. For aircraft operators and designers, it also promotes a cleaner cabin environment, a sleeker cabin interior look, and saves weight as well as cleaning time and expenses.

Vision Systems’ Nuance Touchless SPD-Smart Electronically Dimmable Window (EDW)

With touch-free hand gestures – simply moving your hand from side-to-side or up-and-down in front of the window, Nuance Touchless SPD-Smart EDW control options include instantly and precisely selecting the tint level of the entire window, or controlling the amount of light coming through different zones of the window, from top to bottom.

View this Nuance Touchless video for a demonstration of this innovative SPD-Smart EDW controller.

The comfort and benefits a Vision Systems’ SPD-Smart EDW cabin system delivers extends to all commercial airline passengers – it is not just for those with window seats. Cabin-wide control of the amount of light and glare entering the cabin improves the flying experience for everyone, even those seated in the middle section of a two-aisle widebody aircraft. Passenger experience benefits include greater daylighting, enhanced views, and a more open feeling resulting in greater perceived space. The management and “harvesting” of healthy daylighting instantly transforms the cabin, and synergistically complements other commercial airline cabin systems, such as interior mood lighting systems and in-flight entertainment systems, for an unequalled passenger experience.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems Aeronautics:	Vision Systems North America:
Frédéric Jacquemin, Sales Manager	Cyrille Laitier, COO & EVP
Vision Systems	Vision Systems North America:
+33 4 72 31 98 10	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance” is a trademark of Vision Systems.